Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-148508
January 9, 2008
RECENT DEVELOPMENT
On January 8, 2008, we entered into an agreement to terminate our operation and maintenance contract in Mexico, effective on January 8, 2008; in the future, our financial statements will reflect our operation and maintenance contract in Mexico as a discontinued operation as contemplated in our preliminary prospectus dated January 7, 2008.
IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS
Any disclaimers or other notices that may appear below or elsewhere within this e-mail are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another e-mail system.
We have filed a registration statement on Form F-1 (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 430 0686 (JP Morgan) or 1 800 221 1037 (Credit Suisse). You may also access Cascal’s most recent prospectus dated January 7, 2008 included in the registration statement on Form F-1 by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1404675/000095015208000097/l28816afv1.htm.
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